EXHIBIT 99.1

Ohio Valley Names
New Chairman & New President

For Immediate Release

Dated: November 23, 2009
Contact: Bryna Butler, 1-800-468-6682, E-mail bsbutler@ovbc.com

GALLIPOLIS – On November 17, 2009, the Boards of Directors of Ohio Valley Banc Corp. and Ohio Valley Bank, as part of their management succession planning, determined to make certain changes within management to be effective as of January 1, 2010.  Jeffrey E. Smith, who has been the President and Chief Executive Officer of OVBC and the Bank since 2000 and Chairman of the Executive Committee of each, will remain the Chief Executive Officer of both companies and will also become Chairman of the Board of both companies.  Mr. Smith will be replaced as President and Chairman of the Executive Committee of each of the companies by Thomas E. Wiseman. Wiseman will also become the Chief Operating Officer of each of the two companies.

Regarding the implementation of the succession plan, Smith commented, “This is an excellent opportunity for our companies as we have a very capable, dedicated, and experienced person to continue to build on the foundation that was laid more than 137 years ago.”

Smith began his career in Ohio Valley Bank’s bookkeeping department in 1973. He currently serves as a trustee for the University of Rio Grande and has served as a member of the Community Bank Advisory Council of the Federal Reserve Bank of Cleveland. He is a recipient of the Bud & Donna McGhee Community Service Award and holds an honorary doctorate of Public Service from the University of Rio Grande/Rio Grande Community College. In 2008, he was selected to represent Ohio on America’s Community Bankers Council.

Smith will continue to work closely with the day-to-day operation and management of the Bank. His office will remain at the Main Office of Ohio Valley Bank in Gallipolis, Ohio.

Wiseman commented, “I’ve enjoyed my tenure as a director. I look forward to working more closely with Jeff Smith and the rest of the OVBC family.”

Wiseman joined the Ohio Valley Banc Corp. Board of Directors in 1992. In 2005, he was named as the very first Lead Director in the company’s history.

Wiseman will be working at the Bank full time. He plans to resign his position as president of The Wiseman Agency, which he has held since 1980. His new base of operations will be the Ohio Valley Main Office in Gallipolis.

In his community, Wiseman currently serves as a director of the Gallia County Community Improvement Corp., a member of Consolidated Financial Management Group, and a partner in Wiseman-Roach Development. He has earned the distinctions of Rotary Paul Harris Fellow, Gallia County 4-H Hall of Fame Inductee, Gallia County Person of the Year, and Ohio’s Outstanding Insurance Agent. He is a past president of both the Independent Insurance Agents of Ohio and the Independent Insurance Agents of America. He is also a past president of the Gallia County Chamber of Commerce and former director of the Southeastern Ohio Regional Council and of the French Art Colony.

Ohio Valley Banc Corp. common stock is traded on The NASDAQ Global Stock Market under the symbol OVBC.  The holding company owns three subsidiaries:  Ohio Valley Bank, with 16 offices in Ohio and West Virginia; Loan Central, with six consumer finance offices in Ohio, and Ohio Valley Financial Services, an insurance agency based in Jackson, Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.